Exhibit 10.41

BURLINGTON NORTHERN SANTA FE CORPORATION

DESCRIPTION OF EXECUTIVE OFFICER CASH COMPENSATION

FOR 2004 AND 2005

Annual Cash Compensation

Base Salary – Set forth below are the base salaries of the Chief Executive Officer and each of the four most highly compensated executive officers in 2004 and their increased annual base salary effective February 16, 2005. The Company considers various factors in assigning executive officers to specific salary ranges, including job content, level of responsibility, accountability, and the competitive compensation market. On an annual basis, all executive officers’ salaries are reviewed and adjusted to reflect individual performance and position within their respective ranges.

Incentive Compensation Plan (ICP) Target – Executive officers are eligible for annual performance-based awards under the Company’s ICP, as are all salaried employees. If the Company attains its targeted performance goals, cash compensation levels (base salary plus annual incentives) will approximate the competitive compensation market. For 2004, goals for all participants including executive officers were weighted 55 percent upon achievement of targeted levels of earnings per share, and 15 percent each upon achievement of targeted levels of revenue, on-time performance and safety (lost and restricted work time and personal injuries as measured by Federal Railroad Administration standards). The goals for 2005 will be weighted in the same manner.

Long-Term Incentives – Opportunities provided to executive officers under long-term incentive programs are targeted to approximate the competitive market for total direct compensation (cash plus long-term incentives).

Incentive Bonus Stock Program – To encourage individual stock ownership, executive officers are given the opportunity to exchange up to 100 percent of their ICP cash awards for a grant of restricted stock. Participants electing the exchange receive a restricted stock grant equal to 150 percent of the ICP award foregone. Shares vest three years after grant. Please see Exhibits 10.8 and 10.39.

Salary Exchange Option Program – To reinforce the link between stock price performance and executive compensation, executive officers have the opportunity to exchange up to 25 percent of their base salary each year for a grant of non-qualified stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and with a term of up to ten years from the date of grant. Participants receive 450 non-qualified stock options for each $1,000 of base salary exchanged and may elect salary exchanges for up to three consecutive years at one time. Options vest on the anniversary of the date of grant following the year for which the base salary was exchanged. Please see Exhibits 10.18 and 10.34.

Senior Management Stock Deferral Plan – The Senior Management Stock Deferral Plan provided executive officers with retirement and tax planning flexibility. The plan allowed executive officers to defer unrealized gains from non-qualified stock option exercises, or the value of restricted stock grants, such as grants from the Incentive Bonus Stock Program (above),

Exhibit 10.41

into phantom share units held in the plan. Stock options were required to be exercised using previously acquired shares of the Company’s common stock to take advantage of this plan. Participation in this plan is frozen, and no new deferrals into the plan are allowed after December 31, 2004. Please see Exhibits 10.5 and 10.35.

Restricted Stock and Option Grants – Under the Stock Plan, the Company makes periodic grants of stock options and restricted stock or restricted stock units to executive officers. Stock options cannot be issued with an exercise price below the market value of the Company common stock on the date of grant, thus ensuring that recipients will benefit only when the price of the Company’s stock appreciates, and they vest pro rata over three years. Stock options for executive officers may also include a reload feature that encourages them to exercise their options using previously acquired shares of the Company’s common stock and helps them achieve their stock ownership goals; reload grants of options vest in six months but expire under the terms of the original option grant. Grants of restricted stock or restricted stock units provide for vesting in three years after grant; vesting may also be contingent on achievement of Company performance goals. Please see Exhibits 10.21, 10.32, 10.33, 10.34, 10.35, 10.36 and 10.39.

Matthew Rose

Chairman, President and Chief Executive Officer

Base
2004	$980,000
2005*	$1,100,000

Thomas Hund

Executive Vice President and Chief Financial Officer

Base
2004	$450,000
2005*	$473,500

Carl Ice

Executive Vice President and Chief Operations Officer

Base
2004	$500,000
2005*	$520,000

John Lanigan

Executive Vice President and Chief Marketing Officer

Base
2004	$475,000
2005*	$500,000

Jeffrey Moreland

Executive Vice President Law & Government Affairs and Secretary

Base
2004	$435,000
2005*	$455,000

*	Salary increases from 2004 levels are effective February 16, 2005